EX-99.B16



               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                        VANGUARD/MORGAN GROWTH FUND, INC.

     1. Average Annual Total Return (As of December 31, 1997)
                P (1 + T)n = ERV

          Where:  P  =  a hypothetical initial payment of $1,000
                  T  =  average annual total return
                  N  =  number of years
                ERV  =  ending redeemable value at the end of the period

         EXAMPLE:

           One Year
                  P  =  $1,000
                  T  =  30.81%
                  N  =  1 yr.
                 ERV =  $1,308.10

          Five Year
                  P  =  $1,000
                  T  =  18.28%
                  N  =  5 yrs.
                 ERV =  $2,314.65

           Ten Year
                  P  =  $1,000
                  T  =  17.10%
                  N  =  10 yrs.
                ERV  =  $4,846.62

     2. YIELD (30 Days Ended December 31, 1997)

                                   a - b
                     Yield = 2[( --------- +1)(6) - 1]
                                   c x d

          Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements)
                  c  =  the average daily number of shares outstanding during the period
                  d  =  the maximum offering price per share on the last day of the period


         Example  a  =  $3,131,166.34
                  b  =  $793,173.90
                  c  =  157,480,632.35
                  d  =  $17.54
               Yield =  1.02%